Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

RELIANCE STEEL & ALUMINUM CO.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Reliance Steel & Aluminum Co., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 7, 2015, and was amended and restated by the filing of a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 27, 2015.

SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:

“FIRST. The name of the corporation is Reliance, Inc.”

THIRD: This Certificate of Amendment to Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware (and, pursuant to Section 242(d)(1), no vote of the stockholders of the Corporation was required to adopt such amendment).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed by its duly authorized officer on this 14th day of February, 2024.

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ William A. Smith II
	Name:	William A. Smith II
	Office:	Secretary